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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
FORM 5       Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person

     HIGHTOWER                        DENNIS                      F.
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   (Last)                            (First)              (Middle)

   PanAmSat Corporation
   20 Westport Road
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                                    (Street)

   Wilton                          Connecticut                        06897
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol


   PanAmSat Corporation (SPOT)
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year


     December, 2001
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                                 Disposed of (D)                 Securities     Form:     7.
                                                                 (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            3.           -----------------------------   Owned at End   (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             of Month       Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                           Month/Day/Year (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock, par value $0.01 per
share                                 3/01/01        A               789(1)      A               4,376          D
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*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).


                           (Print or Type Responses)

                                                                          (Over)
                                                                 SEC 2270 (7/96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses: (1) Reflects director fees paid in restricted shares which vest on March 1, 2002.




 /s/ James Cuminale, Attorney-in-Fact                    February 8, 2002
---------------------------------------------            -----------------------
Dennis F. Hightower                                      Date
By James Cuminale, Attorney-in-Fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.